UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2013

FEDERAL HOME LOAN BANK OF SEATTLE
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51406	91-0852005
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Fourth Avenue, Suite 1800
Seattle, WA  98101-1693
(Address of principal executive offices, including zip code)

206.340.2300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01   Other Events

 On March 22, 2013, the Federal Home Loan Bank of Seattle (the “Seattle Bank”) received notice from Bank of America Oregon, N.A. (“BOA Oregon”) of its plans to merge into its parent Bank of America, N.A. (“BANA”). Although we do not know the exact merger date (the “Merger Date”), BOA Oregon has advised us that it is targeting completion of the merger on or around April 1, 2013. As of the Merger Date, BOA Oregon's charter will terminate, resulting in the termination of its membership in the Seattle Bank and the transfer of BOA Oregon's capital stock from equity to mandatorily redeemable capital stock (liability). BANA will assume BOA Oregon's outstanding advances on the Merger Date. As of March 25, 2013, BOA Oregon had approximately $3.9 billion in outstanding advances and was our largest borrower. Approximately 20% of BOA Oregon's advances mature in 2013 and substantially all of the remaining advances mature between 2015 and 2016. In addition, BOA Oregon is our second largest shareholder, owning approximately $586.5 million or 21.5% of our total capital stock outstanding as of March 25, 2013.
As a result of the reclassification of BOA Oregon to nonmember status, its business activity with us eventually will decline to zero as the outstanding advances mature, subject to BANA’s option to prepay outstanding advances. As long as BOA Oregon maintains outstanding business activities with us, it will be required to hold Class B stock at a level sufficient to capitalize those business activities in accordance with the requirements of our capital plan. Five years from the Merger Date and subject to other applicable terms of our capital plan, regulatory restrictions (including those of the Federal Housing Finance Agency), and applicable law, our capital plan will require us to redeem any of the remaining outstanding Class B stock owned by BANA at par value, provided that at that time no business activity initiated by BOA Oregon and requiring an investment in our stock remains outstanding.
At this time, we do not know what the specific business impact will be from the loss of BOA Oregon as a member other than the eventual runoff of its outstanding business activities and the eventual return of its Class B stock. As part of our strategic planning, we have considered the impact of the loss of a large member on our business, including our financial condition and the results of operations. Based on our current analysis, we believe BOA Oregon's termination of membership will not materially affect the adequacy of our liquidity, our ability to make timely principal and interest payments on our participations in consolidated obligation debt or cover our other liabilities, or our ability to continue providing sufficient membership value to our members.
We expect that, all other things being equal, the loss of BOA Oregon as a member will begin to negatively impact our annual net income in 2015, when the majority of its outstanding advances begin to mature. Further, in 2018, when we begin to repurchase BOA Oregon's outstanding capital stock (assuming no regulatory restrictions or other limitations prevent us from doing so), we would expect further negative impact on our net income, primarily driven by a reduction in our earnings from assets funded with BOA Oregon's capital. It is difficult to predict the impact on our return on equity as it will vary based on investment opportunities and interest rates, among other factors.
We also expect that, all else being equal, the loss of BOA Oregon as a member will negatively impact the ratio of our core mission activity (CMA) assets to total assets as its outstanding advances begin to mature.
We will closely monitor the actual and potential effects from this development on our financial condition and results of operations and, if appropriate, implement strategies to attempt to minimize any adverse impacts on our operations, results of operations, and financial condition.

This report uses forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our expectations as of the date hereof. The words “plans,” “will,” “believe,” “expect,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. Specifically, we note that we have no control over whether or not BOA Oregon and BANA will complete their merger, or other actions taken by BOA Oregon, BANA, and other third parties. We caution that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, economic conditions (including effects on, among other things, mortgage-backed securities), actions taken by members and other financial institutions, regulatory and legislative actions and approvals (including those of the Federal Housing Finance Agency), changes in interest rates, and prepayment speeds on mortgage assets. Accordingly, we caution that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized, and you are cautioned not to place undue reliance on such statements. We do not undertake to update any forward-looking statement herein or that may be made from time to time on our behalf.

Signature(s)

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Seattle

Date: March 26, 2013	By: /s/ Michael L. Wilson
Michael L. Wilson President and Chief Executive Officer